Exhibit 99.1

CERTAIN CLOSED END FUNDS ADVISED BY WESTERN ASSET MANAGEMENT COMPANY, LLC ANNOUNCE NEW DIRECTOR/TRUSTEE

New York – (Business Wire) – March 1, 2019

Western Asset Investment Grade Income Fund Inc. (NYSE: PAI) and Western Asset Premier Bond Fund (NYSE: WEA) (together, the “Funds”)

The Funds announced today the appointment of Peter J. Taylor as a new director of PAI and as a new trustee of WEA, effective March 1, 2019.

Mr. Taylor serves as President of the ECMC Foundation and on the boards of California State University system, Pacific Mutual Holding Company, Edison International, Kaiser Family Foundation, Ralph M. Person Foundation, and the California Community Foundation.

An investment in a Fund involves risk, including loss of principal. Investment return and the value of shares will fluctuate. Fixed income securities are subject to risks, such as credit risk, inflation risk, call risk, and interest rate risk. As interest rates rise, bond prices fall, reducing the value of a Fund’s share price. High yield bonds are subject to additional risk and volatility.

Data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Funds.

For more information, please call Fund Investor Services at 1-888-777-0102, or consult the Funds’ web site at http://www.lmcef.com. Hard copies of a Fund’s complete audited financial statements are available free of charge upon request.

Shareholder Contact: Fund Investor Services – 1-888-777-0102